UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 9, 2014

AMERICAN FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-13653	31-1544320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 East Fourth Street, Cincinnati, OH	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (513) 579-2121

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On January 9, 2014, American Financial Group, Inc.’s subsidiary, Great American Holding, Inc. (the “Company”), entered into a Stock Purchase Agreement (the “Agreement”) to acquire Summit Holdings Southeast, Inc. and its related companies (together, “Summit”), from Liberty Mutual Insurance Company (“Liberty Mutual”).  Under the terms of the transaction, the Company will pay Liberty Mutual an estimated $250 million at closing. The purchase price will be subject to adjustment between the date of the Agreement and the closing of the transaction for, among other things, changes in Summit’s tangible book value.  The Company’s total capital investment in connection with the acquisition will be approximately $400 million, which amount includes a capital contribution to be made by the Company at Closing.

Summit provides workers’ compensation solutions in the Southeastern United States. Following the transaction, Summit will continue to operate under the Summit brand as a member of the Great American Insurance Group of American Financial Group, Inc.

The transaction is expected to close in the first or second quarter of 2014, following customary regulatory approvals. The Company will not use any external financing in the acquisition.

The Agreement includes customary representations, warranties and covenants of the Company and Liberty Mutual, as well as indemnification provisions for breaches or inaccuracies in either party's representations and warranties or covenants.

The transaction is subject to customary closing conditions, including, among others (i) the expiration or termination of any applicable waiting periods or receipt of any required antitrust clearances under applicable laws; (ii) the absence of any law or order prohibiting the transaction; (iii) the accuracy of the parties’ representations and warranties, subject to customary materiality limits; and (iv) the performance by each of the parties of covenants under the Agreement in all material respects.

The Agreement contains customary termination rights for both the Company and Liberty Mutual. These include, subject to certain conditions, termination by (i) mutual consent of the Company and Liberty Mutual; (ii) either party if a governmental order restrains a party from completing the transaction; (iii) either party if the transaction has not closed by July 9, 2014, subject to certain limited exceptions; and (iv) either party if the other party has failed to perform any of its obligations under the Agreement where the failure would reasonably be expected to have a material adverse effect and which noncompliance or nonperformance has not been cured within 15 business days or waived by the other party.

Item 7.01  Regulation FD Disclosure.

On January 9, 2014, American Financial Group issued a press release announcing that the Company had entered into the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished pursuant to this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that Section nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01  Financial Statements and Exhibits.

       (d)  Exhibits.

            99.1   Press Release dated January 9, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN FINANCIAL GROUP, INC.

Date: January 9, 2014	By:	/s/ Karl J. Grafe
Karl J. Grafe
Vice President